Exhibit 23.1

KPMG [Registered]	Telephone	+ 91(22) 3989 6000
KPMG House	Fax	+ 91(22) 3983 5000
Kamala Mills Compound	Internet	www.in.kpmg.com
448, Senapati Bagat Marg
Lower Parel, Mumbai - 400 013
India

The Board of Directors

Patni Computer Systems Limited

Akruti Softech Park

MIDC Cross Road No 21

Andheri (East)

MUMBAI - 400093

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Patni Computer Systems Limited and subsidiaries (the “Company”), of our report dated 3 February, 2006, except as to note 3.1.2, which is as of 11 July 2006, relating to the consolidated balance sheets of the Company as of December 31, 2005, and 2004, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2005, filed under the Securities Exchange Act of 1934, as amended, on July 17, 2006.

Our report refers to the restatement of 2003, 2004 and 2005 consolidated financial statements, as more fully discussed in note 3 to the consolidated financial statements.

KPMG
Mumbai, India
September 12, 2006

[ILLEGIBLE]